STEWARD FUNDS, INC.

PLAN PURSUANT TO RULE 18F-3

under the

INVESTMENT COMPANY ACT OF 1940

(as amended effective April 1, 2016)

(as further amended effective September 8, 2017, August 28, 2018, May 16, 2019,

August 13, 2019 and June 10, 2021)

The Plan

I.        Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”), this Plan, as amended, describes the multi-class system for each publicly offered series (“Fund”) of Steward Funds, Inc. (“SFI”), including the separate class arrangements for shareholder services and/or distribution of shares of such Funds, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

SFI elects to offer multiple classes of shares of each of the Funds, as described herein, pursuant to Rule 18f-3 and this Plan.

II.        The Multi-Class System

Each of the Funds may offer one or more of the following classes of shares, Class A, Class C, Class R6, and Institutional Class, as set forth in its registration statement (“prospectus”). Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear its own Class Expenses, as defined in Section D2, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, each class of shares shall have the features described in Sections A, B, C and D below.

A.        Sales Charge Structure

Class A Shares. Class A shares of each Fund shall be offered with a front-end sales charge which may vary among the Funds, as disclosed in the applicable prospectus, and may have a contingent deferred sales charge which may vary among the Funds, as disclosed in the applicable prospectus. The front-end sales charge and/or contingent deferred sales charge may be changed or removed and such other charges may be imposed in such cases as the Board of Directors of SFI (“Board”) may approve and as disclosed in a future prospectus or prospectus supplement for a Fund, and provided that a redemption fee, payable to the Fund, may be imposed on such shares in such cases as the Board may approve. Class A shares shall be subject to the Service and Distribution Plan and the Sub-Accounting Services Plan, each described below.

Class C Shares. Class C shares of each Fund shall be offered with no front-end sales charge but with a contingent deferred sales charge which may vary among the Funds, as disclosed in the applicable prospectus. The contingent deferred sales charge may be changed or removed and such other charges may be imposed

18f-3 Plan – Steward Funds, Inc.

Effective: June 10, 2021

in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund, and provided that a redemption fee, payable to the Fund, may be imposed on such shares in such cases as the Board may approve. Class C shares shall be subject to the Service and Distribution Plan and the Sub-Accounting Services Plan, each described below.

Class R6 Shares. Class R6 shares of each Fund shall be offered with no front-end sales charge or contingent deferred sales charge, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund, and provided that a redemption fee, payable to the Fund, may be imposed on such shares in such cases as the Board may approve. Class R6 shares shall not be subject to the Service and Distribution Plan or the Sub-Accounting Services Plan, each described below.

Institutional Class Shares. Institutional Class shares of each Fund shall be offered with no front-end sales charge or contingent deferred sales charge, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund, and provided that a redemption fee, payable to the Fund, may be imposed on such shares in such cases as the Board may approve. Institutional Class shares shall not be subject to the Service and Distribution Plan, but shall be subject to the Sub-Accounting Services Plan, each described below.

B.         Service and Distribution Plan

The Funds have adopted a Service and Distribution Plan pursuant to Rule 12b-1 with respect to the Class A and C shares of each Fund, containing the following terms:

Class A Shares. Class A shares of each Fund shall compensate the Funds’ distributor (“Distributor”) for services provided and expenses incurred in connection with the distribution and marketing of Class A shares of that Fund, as provided in the Service and Distribution Plan, subject to an annual limit of 0.25% of the average daily net assets of the Fund attributable to its Class A shares, provided that amounts out of such compensation, subject to applicable legal and regulatory limits, may be paid to Service Organizations (as defined in the Service and Distribution Plan) and may be designated as a “Service Fee,” as defined in rules and policy statements of the Financial Industry Regulatory Authority.

Class C Shares. Class C shares of each Fund shall compensate the Distributor for services provided and expenses incurred in connection with the distribution and marketing of Class C shares of that Fund, as provided in the Service and Distribution Plan, subject to an annual limit of 1.00% of the average daily net assets of the Fund attributable to its Class C shares, provided that amounts out of such compensation, subject to applicable legal and regulatory limits, may be paid to Service Organizations and may be designated as a “Service Fee,” as defined in rules and policy statements of the Financial Industry Regulatory Authority.

C.         Sub-Accounting Services Plan

The Funds have adopted a Sub-Accounting Services Plan with respect to Class A, Class C, and Institutional Class shares of each Fund, containing the following terms:

Class A, Class C, and Institutional Class shares of each Fund shall reimburse the Distributor for (a) payments by the Distributor to service organizations (“Service Organizations”) that assist in the servicing of certain group accounts in which shareholders of such Fund and Class participate (“Group Accounts”), and (b) such other costs as the Board determines to be reasonably appropriate or necessary to the servicing of Group Accounts. Such compensation to the Distributor may be subject to an annual limit or limits as approved by the Board.

18f-3 Plan – Steward Funds, Inc.

Effective: June 10, 2021

D.        Allocation of Income and Expenses

1.        General

The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include (a) expenses of SFI that are allocated to the Funds and are not attributable to a particular Fund or class of a Fund (“Company Expenses”), and (b) expenses of the particular Fund that are not attributable to a particular class of the Fund (“Fund Expenses”). Additionally, expenses of certain Funds as a group that are not attributable to other Funds (“Funds Expenses”) shall be allocated to each such Fund on the basis of its net asset value relative to the net asset value of the other such Funds and shall be allocated to each class of each such Fund on the basis of the net asset value of the class relative to the net asset value of the Fund. Company Expenses include, but are not limited to, Independent Directors’ (as defined in Section D2 below) fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management and operation of a Fund. Funds Expenses include expenses incurred on behalf of certain Funds as a group that are not attributable to other Funds, such as costs of preparing and printing combined prospectuses for only certain Funds.

2.        Class Expenses

Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (a) payments pursuant to the Service and Distribution Plan by that class; (b) payments pursuant to the Sub-Accounting Services Plan by that class; (c) transfer agent fees attributable to that class; (d) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (e) registration fees for shares of that class; (f) the expense of administrative personnel and services as required to support the shareholders of that class; (g) litigation or other legal expenses relating solely to that class; and (h) Independent Directors’ fees incurred as a result of issues relating to that class. Expenses described in (a) and (b) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the SFI’s President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (“Code”).

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Company Expense, a Funds Expense or a Fund Expense, and in the event a Company Expense, a Funds Expense or a Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board and approved by such Board and by a majority of the Directors who are not “interested persons” of the Funds or a Fund (“Independent Directors”), as defined in the 1940 Act.

18f-3 Plan – Steward Funds, Inc.

Effective: June 10, 2021

3.        Waivers or Reimbursements of Expenses

Expenses may be waived or reimbursed by a Fund’s investment adviser, the Distributor or any other provider of services to a Fund, the Funds or SFI without the prior approval of the Board.

E.        Exchange and Conversion Privileges

To the extent exchanges are permitted, shareholders of a Fund may exchange shares of a particular class for shares of the same class in another Fund or for shares of a different class of the same Fund (provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange), both as described in the applicable prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

Class C shares will automatically convert to Class A shares of the same Fund at the relative net asset values of the two classes no later than the end of the month in which the eighth anniversary of the date of purchase occurs (or such earlier date as the Board may authorize), provided that the relevant Fund or the financial intermediary through which the shareholder purchased such Class C shares has records verifying the completion of the eight-year aging period. Class C shares issued upon reinvestment of income and capital gain dividends and other distributions will be converted to Class A shares on a pro rata basis with the Class C shares. For purposes of calculating the time period remaining on the conversion of Class C shares to Class A shares, Class C shares received on exchange retain their original purchase date. No sales charges or any other charges will apply to any such conversion.

Any conversion of shares of one class to shares of another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares should not constitute a taxable event under federal income tax law. Any such conversion may be suspended if such a ruling or opinion is no longer available.

F.         Board Review

1.         Initial Approval

The Board, including a majority of the Independent Directors, at a meeting held March 1, 2016, approved this amended Plan based on a determination that the amended Plan, including the expense allocation, is in the best interests of each class and Fund individually and of SFI as a whole. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2.        Approval of Amendments

The Plan may not be amended materially unless the Board, including a majority of the Independent Directors, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of SFI as a whole. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3.     Periodic Review

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

18f-3 Plan – Steward Funds, Inc.

Effective: June 10, 2021

G.         Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board, upon request, such information as is reasonably necessary to permit the Board to evaluate the Plan or any proposed amendment.

H.         Effective Date

The Plan, as amended, having been reviewed and approved by the Board, including a majority of the Independent Directors, shall take effect as of the date indicated above or, as to a particular Fund, as of the commencement of operations of that Fund, if later.

18f-3 Plan – Steward Funds, Inc.

Effective: June 10, 2021